                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                ----------------

                                  SCHEDULE 13D
                                 (RULE 13d-101)

    INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT TO RULE 13d-1(a)
             AND AMENDMENTS THERETO FILED PURSUANT TO RULE 13d-2(a)

                              (AMENDMENT NO. 4)(1)

                            Forward Industries, Inc.
                  --------------------------------------------
                                (Name of Issuer)

                     Common Stock, par value $0.01 per share
            -------------------------------------------------------
                         (Title of Class of Securities)

                                    34986210
                            ------------------------
                                 (CUSIP Number)

          Robert S. Ellin                         Joel M. Handel, Esq.
      Atlantis Equities, Inc.                    Baer Marks & Upham LLP
       750 Lexington Avenue                         805 Third Avenue
        New York, New York                      New York, New York 10022
                                                     (212) 702-5700
-------------------------------------------------------------------------------
       (Name, Address and Telephone Number of Person Authorized to Receive
                           Notices and Communications)

                                 August 30, 2000
             -------------------------------------------------------
             (Date of Event which Requires Filing of this Statement)



If the filing person has previously filed a statement on Schedule 13G to report the acquisition that is the subject of this Schedule 13D, and is filing this schedule because of Rule 13d-1(e), 13d-1(f) or 13d-1(g) check the following box |_|.

                  NOTE. Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. See Rule 13d-7(b) for other parties to whom copies are to be sent.


                      (Continued on following pages)
                           (Page 1 of 8 Pages)

--------

(1) The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

         The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, SEE the NOTES).

--------------------------                        ------------------------------
CUSIP No.  34986210                   13D          Page  2  of  8  Pages
           --------                   ---               ---    ---
--------------------------                        ------------------------------


--------------------------------------------------------------------------------
1.   NAME OF REPORTING PERSONS
     S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

                                 Robert S. Ellin
--------------------------------------------------------------------------------
2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                 (a)  [_]
                                                                       (b)  [X]

--------------------------------------------------------------------------------
3.   SEC USE ONLY

--------------------------------------------------------------------------------
4.   SOURCE OF FUNDS*
                                       PF
--------------------------------------------------------------------------------
5.   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
     TO ITEMS 2(d) OR 2(e)                                                  [_]

--------------------------------------------------------------------------------
6.   CITIZENSHIP OR PLACE OF ORGANIZATION
                                  United States

--------------------------------------------------------------------------------
   NUMBER OF
               7    SOLE VOTING POWER             2,500 shares
    SHARES
               -----------------------------------------------------------------
 BENEFICIALLY  8    SHARED VOTING POWER           692,017 shares

OWNED BY EACH  -----------------------------------------------------------------
               9    SOLE DISPOSITIVE POWER        2,500 shares
  REPORTING
               -----------------------------------------------------------------
 PERSON WITH   10   SHARED DISPOSITIVE POWER      692,017 shares

--------------------------------------------------------------------------------
11.  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                                 694,517 shares

--------------------------------------------------------------------------------
12.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11)
     EXCLUDES CERTAIN SHARES*                                               [_]

--------------------------------------------------------------------------------
13.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
                                      11.4%

--------------------------------------------------------------------------------
14.  TYPE OF REPORTING PERSON*
                                       IN

--------------------------------------------------------------------------------

--------------------------                        ------------------------------
CUSIP No.  34986210                   13D          Page  3  of  8  Pages
           --------                   ---               ---    ---
--------------------------                        ------------------------------


--------------------------------------------------------------------------------
1.   NAME OF REPORTING PERSONS
     S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

                        Robert S. Ellin Family 1997 Trust
--------------------------------------------------------------------------------
2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                 (a)  [_]
                                                                       (b)  [X]

--------------------------------------------------------------------------------
3.   SEC USE ONLY

--------------------------------------------------------------------------------
4.   SOURCE OF FUNDS*
                                       PF
--------------------------------------------------------------------------------
5.   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
     TO ITEMS 2(d) OR 2(e)                                                  [_]

--------------------------------------------------------------------------------
6.   CITIZENSHIP OR PLACE OF ORGANIZATION
                                  United States

--------------------------------------------------------------------------------
   NUMBER OF
               7    SOLE VOTING POWER             37,500 shares
    SHARES
               -----------------------------------------------------------------
 BENEFICIALLY  8    SHARED VOTING POWER

OWNED BY EACH  -----------------------------------------------------------------
               9    SOLE DISPOSITIVE POWER        37,500 shares
  REPORTING
               -----------------------------------------------------------------
 PERSON WITH   10   SHARED DISPOSITIVE POWER

--------------------------------------------------------------------------------
11.  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                                  37,500 shares

--------------------------------------------------------------------------------
12.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11)
     EXCLUDES CERTAIN SHARES*                                               [_]

--------------------------------------------------------------------------------
13.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
                                      0.6%

--------------------------------------------------------------------------------
14.  TYPE OF REPORTING PERSON*
                                       OO

--------------------------------------------------------------------------------

--------------------------                        ------------------------------
CUSIP No.  34986210                   13D          Page  4  of  8  Pages
           --------                   ---               ---    ---
--------------------------                        ------------------------------


--------------------------------------------------------------------------------
1.   NAME OF REPORTING PERSONS
     S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

                             Atlantis Equities, Inc.
--------------------------------------------------------------------------------
2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                 (a)  [_]
                                                                       (b)  [X]

--------------------------------------------------------------------------------
3.   SEC USE ONLY

--------------------------------------------------------------------------------
4.   SOURCE OF FUNDS*
                                       WC
--------------------------------------------------------------------------------
5.   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
     TO ITEMS 2(d) OR 2(e)                                                  [_]

--------------------------------------------------------------------------------
6.   CITIZENSHIP OR PLACE OF ORGANIZATION
                                    New York

--------------------------------------------------------------------------------
   NUMBER OF
               7    SOLE VOTING POWER             276,350 shares
    SHARES
               -----------------------------------------------------------------
 BENEFICIALLY  8    SHARED VOTING POWER

OWNED BY EACH  -----------------------------------------------------------------
               9    SOLE DISPOSITIVE POWER        276,350 shares
  REPORTING
               -----------------------------------------------------------------
 PERSON WITH   10   SHARED DISPOSITIVE POWER

--------------------------------------------------------------------------------
11.  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                                 276,350 shares

--------------------------------------------------------------------------------
12.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11)
     EXCLUDES CERTAIN SHARES*                                               [_]

--------------------------------------------------------------------------------
13.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
                                      4.5%

--------------------------------------------------------------------------------
14.  TYPE OF REPORTING PERSON*
                                       CO

--------------------------------------------------------------------------------

--------------------------                        ------------------------------
CUSIP No.  34986210                   13D          Page  5  of  8  Pages
           --------                   ---               ---    ---
--------------------------                        ------------------------------


--------------------------------------------------------------------------------
1.   NAME OF REPORTING PERSONS
     S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

                        Robert Ellin Profit Sharing Plan
--------------------------------------------------------------------------------
2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                 (a)  [_]
                                                                       (b)  [X]

--------------------------------------------------------------------------------
3.   SEC USE ONLY

--------------------------------------------------------------------------------
4.   SOURCE OF FUNDS*
                                       OO
--------------------------------------------------------------------------------
5.   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
     TO ITEMS 2(d) OR 2(e)                                                  [_]
--------------------------------------------------------------------------------
6.   CITIZENSHIP OR PLACE OF ORGANIZATION
                                  United States

--------------------------------------------------------------------------------
   NUMBER OF
               7    SOLE VOTING POWER             268,167 shares
    SHARES
               -----------------------------------------------------------------
 BENEFICIALLY  8    SHARED VOTING POWER

OWNED BY EACH  -----------------------------------------------------------------
               9    SOLE DISPOSITIVE POWER        268,167 shares
  REPORTING
               -----------------------------------------------------------------
 PERSON WITH   10   SHARED DISPOSITIVE POWER

--------------------------------------------------------------------------------
11.  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                                 268,167 shares

--------------------------------------------------------------------------------
12.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11)
     EXCLUDES CERTAIN SHARES*                                               [_]

--------------------------------------------------------------------------------
13.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
                                      4.4%

--------------------------------------------------------------------------------
14.  TYPE OF REPORTING PERSON*
                                       EP

--------------------------------------------------------------------------------

--------------------------                        ------------------------------
CUSIP No.  34986210                   13D          Page  6  of  8  Pages
           --------                   ---               ---    ---
--------------------------                        ------------------------------


--------------------------------------------------------------------------------
1.   NAME OF REPORTING PERSONS
     S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

                                 Nancy J. Ellin
--------------------------------------------------------------------------------
2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                 (a)  [_]
                                                                       (b)  [X]

--------------------------------------------------------------------------------
3.   SEC USE ONLY

--------------------------------------------------------------------------------
4.   SOURCE OF FUNDS*
                                       PF
--------------------------------------------------------------------------------
5.   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
     TO ITEMS 2(d) OR 2(e)                                                  [_]

--------------------------------------------------------------------------------
6.   CITIZENSHIP OR PLACE OF ORGANIZATION
                                  United States

--------------------------------------------------------------------------------
   NUMBER OF
               7    SOLE VOTING POWER             110,000 shares
    SHARES
               -----------------------------------------------------------------
 BENEFICIALLY  8    SHARED VOTING POWER

OWNED BY EACH  -----------------------------------------------------------------
               9    SOLE DISPOSITIVE POWER        110,000 shares
  REPORTING
               -----------------------------------------------------------------
 PERSON WITH   10   SHARED DISPOSITIVE POWER

--------------------------------------------------------------------------------
11.  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                                   110,000 shares

--------------------------------------------------------------------------------
12.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11)
     EXCLUDES CERTAIN SHARES*                                               [_]

--------------------------------------------------------------------------------
13.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
                                      1.8%

--------------------------------------------------------------------------------
14.  TYPE OF REPORTING PERSON*
                                        IN

--------------------------------------------------------------------------------

--------------------------                        ------------------------------
CUSIP No.  34986210                   13D          Page  7  of  8  Pages
           --------                   ---               ---    ---
--------------------------                        ------------------------------



ITEM 1   SECURITY AND ISSUER

         This Amendment No. 4 to Schedule 13D ("Amendment No. 4"), amends the
Schedule 13D filed in September 1998 (the "Original 13D"), as amended by Amendment No. 1 filed in October 1998 ("Amendment No. 1"), Amendment No. 2 filed in December 1998 ("Amendment No. 2"), and Amendment No. 3 in May 1999 ("Amendment No. 3"), filed by Robert S. Ellin, Robert Ellin Family 1997 Trust, Atlantis Equities, Inc., Robert Ellin Profit Sharing Plan and Nancy J. Ellin (the "Filing Persons") and relates to the common stock, par value $0.01 per share (the "Common Stock"), of Forward Industries, Inc., a New York corporation (the "Company"). The address of the principal executive office of the Company is 400 Post Avenue, Westbury, New York 11590.

ITEM 2   IDENTITY AND BACKGROUND

         The information in Item 2 has not changed.

ITEM 3   SOURCE AND AMOUNT OF FUNDS OR OTHER CONSIDERATION

         The information previously reported in Item 3 is hereby amended by adding the following after the existing information:

         During August 2000, the Reporting Person sold 10,100 shares of Common Stock in a series of open-market sales for an aggregate, net commission and fees, of $21,199.32, as reported in Item 5 herein.

ITEM 4   PURPOSE OF TRANSACTION

         The information in Item 4 is hereby amended by deleting section 4.2 and replacing it with the following:

         4.2 The Reporting Person is considering what appropriate action should be taken by him to rectify what appears to be the mismanagement of the Company, including, if necessary, the holding of a special meeting of shareholders to take appropriate actions.

ITEM 5   INTEREST IN SECURITIES OF THE ISSUER

         The Reporting Person now beneficially owns 694,517 shares or 11.4%, of the Company's outstanding stock.


         The following transactions were effected during the past sixty (60) days:

         DATE         TRANSACTION      NUMBER OF SHARES    PRICE PER SHARE
         ----         -----------      ----------------    ---------------
         08/16/00        Sale              6,600                $2
         08/17/00        Sale              3,500                $2


ITEM 6 CONTRACTS, ARRANGEMENTS, UNDERSTANDINGS OR RELATIONSHIPS WITH RESPECT TO SECURITIES OF THE ISSUER

None.

ITEM 7   MATERIAL TO BE FILED AS EXHIBITS

None.

--------------------------                        ------------------------------
CUSIP No.  34986210                   13D          Page  8  of  8  Pages
           --------                   ---               ---    ---
--------------------------                        ------------------------------

                                    SIGNATURE

         After reasonable inquiry and to the best of their knowledge and belief, the undersigned certify the information set forth in this Amendment is true, complete and correct.

Dated:   September 21, 2000

                                          ATLANTIS EQUITIES, INC



                                                  /s/ Robert S. Ellin
                                          -----------------------------------
                                          Name:       Robert S. Ellin
                                          Position:   Secretary